UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — November 19, 2009
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-100240 (Commission File Number)	75-2967830 (I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrants’ telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Chief Operating Officer Changes
     On November 20, 2009, Oncor Electric Delivery Company LLC (“Oncor”) announced that its board of directors has named Charles W. Jenkins III to serve as Oncor’s Chief Operating Officer, effective immediately. Mr. Jenkins was elected to such position by Oncor’s board of directors in connection with the expected retirement of Rob D. Trimble III, who previously served as Oncor’s President and Chief Operating Officer. Mr. Trimble delivered a notice of resignation from his position as Chief Operating Officer on November 20, 2009, effective immediately. Mr. Trimble will remain Oncor’s President and has indicated that he expects to retire effective April 1, 2010.
     Mr. Jenkins, 58, previously served as Oncor’s Senior Vice President, Transmission and System Operations, a position he held since October 2007. In that role he was responsible for Oncor’s transmission engineering, construction and field operations, transmission grid operations, third-party interconnections to the transmission system and trouble dispatch on the distribution system. From April 2003 to October 2007, Mr. Jenkins served as a Vice President of Oncor. He currently serves on the board of directors of the Electric Reliability Council of Texas.
Oncor Salary Deferral Program and Supplemental Retirement Plan
     Certain of Oncor’s management, including executive officers, currently participate in a Salary Deferral Program and Second Supplemental Retirement Plan (collectively, the “Existing Plans”) sponsored by Oncor’s majority indirect member, Energy Future Holdings Corp. (“EFH Corp.”). On November 19, 2009, Oncor entered into the Oncor Salary Deferral Program and the Oncor Supplemental Retirement Plan (collectively, the “Oncor Plans”), which will replace the Existing Plans for Oncor employees. The Oncor Plans are substantially similar to the previously disclosed Existing Plans except that Oncor acts as the sponsor of such plans. Oncor expects to implement the Oncor Plans effective January 1, 2010. A description of the material terms of each of the Oncor Plans is included below.
Oncor Salary Deferral Program
     The Oncor Salary Deferral Program allows eligible participating employees of Oncor to defer a portion of their salary and annual incentive award and to receive a matching award based on their deferrals. Eligible participants in the program are employees who meet or exceed a certain threshold salary level (which shall not be less than $100,000 per year) and/or other criteria established by the Oncor Salary Deferral Program administrator. Participants can defer up to 50% of their base salary and up to 85% of any annual incentive award, for seven years or until retirement or a combination of both. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of a participant’s salary deferral up to a maximum salary deferral of 8%. These matching awards vest over seven years of continuous employment, or immediately following a change of control and subsequent termination of employment by Oncor without cause. Oncor does not match deferred annual incentive awards.
     Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Oncor Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the Oncor Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. In addition, in the event of a dissolution or liquidation of Oncor subject to taxation under Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), all amounts in participants’ accounts shall vest as of the day preceding such dissolution or liquidation and Oncor shall cause such amounts to be paid no later than 60 days following such event.

     The Oncor Salary Deferral Program is administered by Oncor’s Plans Administrative Committee, which consists of Oncor employees appointed by the board of directors or Oncor’s chief executive. The Oncor Salary Deferral Program may be amended, terminated or suspended by Oncor’s board of directors at any time.
Oncor Supplemental Retirement Plan
     The Oncor Supplemental Retirement Plan provides for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings under the EFH Corp. retirement plan in which Oncor Supplemental Retirement Plan participants also participate. The Oncor Supplemental Retirement Plan also provides for the payment of retirement compensation that Oncor is obligated to pay under contractual arrangements. Under the Oncor Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the EFH Corp. retirement plan, except that, with respect to calculating the portion of the Oncor Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the EFH Corp. retirement plan, earnings also include executive annual incentive plan awards.
     The Oncor Supplemental Retirement Plan provides that it will be administered by Oncor’s Plans Administrative Committee. Eligible participants are Oncor employees whose benefits under the EFH Corp. Second Supplemental Retirement Plan or the Retirement Income Restoration Plan of ENSERCH Corporation and Participating Subsidiaries are subsumed by the Oncor Supplemental Retirement Plan, and employees whose retirement benefits under the EFH Corp. retirement plan would be adjusted in certain circumstances. The Oncor Supplemental Retirement Plan may be amended or terminated by Oncor’s board of directors at any time.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
	By:	/s/ John M. Casey
John M. Casey
Dated: November 20, 2009		Vice President - Treasurer